As filed with the Securities and Exchange Commission on February 3, 2006

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

ZAP
(Exact name of registrant as specified in its charter)

California	94-3210624
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

 501 Fourth Street
Santa Rosa, California 95401
(707) 525-8658
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

2002 Incentive Stock Plan
Executive Employment Agreement Warrants,
Employee Bonus Warrants, and Consulting Agreement Warrants
Employment and Consulting Agreement Stock
 (Full title of the plan(s))
___________

Steven M. Schneider
Chief Executive Officer
ZAP
501 Fourth Street
Santa Rosa, California 95401
(707) 525-8658
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service should be sent to:

John B. Wills, Esq. Adam D. Averbach, Esq. Berenbaum, Weinshienk & Eason, P.C. 370 Seventeenth Street, 48th Floor Denver, Colorado 80202 (303) 825-0800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value, issuable upon the exercise of options granted and that may be granted under the 2002 Incentive Stock Plan	10,000,000 shares (1)	$0.80 - $1.04 (2)	$9,501,524.00	$1,016.67
Common Stock, no par value, issuable upon the exercise of warrants issued pursuant to executive employment agreements, as employee bonus compensation, and pursuant to consulting agreements	6,144,858 shares	$1.11 (3)	$6,820,792.38	$729.82
Common Stock, no par value, issued pursuant to employment and consulting agreements	76,728 shares	$0.80 (4)	$61,382.40	$6.57

Total	16,221,586 shares	$0.80 - $1.11	$16,383,698.78	$1,753.06

(1)

Includes an indeterminate number of additional shares of the Registrant’s common stock, no par value, (the “Common Stock”) that may be issued to adjust the number of shares issued pursuant to such employee benefit plan as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).  The offering price per share and the aggregate offering price are based upon (a) with respect to shares subject to outstanding options granted under the 2002 Incentive Stock Plan, the weighted average exercise price ($1.04) for such outstanding options pursuant to Rule 457(h) under the Securities Act; and (b) with respect to shares available for future grant under the 2002 Incentive Stock Plan, the average ($0.80) of the high ($0.88) and low ($0.72) sales prices of the Registrant’s Common Stock on the Pacific Exchange on January 31, 2006.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.  The offering price per share and the aggregate offering price are based upon the weighted average exercise price ($1.11) for such outstanding warrants.

(4)

Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average ($0.80) of the high ($0.88) and low ($0.72) sales prices of the Registrant's Common Stock on the Pacific Exchange on January 31, 2006.

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, this Registration Statement will become effective upon filing with the Securities and Exchange Commission.

The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee

Shares reserved for future grant under the 2002 Incentive Stock Plan	3,743,650	$0.80	$2,994,920.00	$320.46
Shares issuable pursuant to outstanding options under the 2002 Incentive Stock Plan	6,256,350	$1.04	$6,506,604.00	$696.21
Shares issuable pursuant to outstanding warrants issued pursuant to executive employment agreements, as employee bonus compensation and pursuant to consulting agreements	6,144,858	$1.11	$6,820,792.38	$729.82
Shares issued pursuant to employment and consulting agreements	76,728	$0.80	$61,382.40	$6.57

Total	16,221,586		$16,383,698.78	$1,753.06

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                The documents containing the information specified in Part I will be sent or given to participants, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

                The following documents, filed by the Company with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

(d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

(e)	The Company’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 18, 2005;

(f)

The Company’s Current Reports on Form 8-K filed on May 18, 2005, June 20, 2005, July 1, 2005, August 9, 2005, August 19, 2005, September 16, 2005, September 21, 2005, October 18, 2005, December 6, 2005, December 23, 2005 and January 24, 2006;

(g)	The description of the Company’s Common Stock contained in the registration statement on Form SB-2/A (File No. 333-55478) filed with the SEC on October 3, 2001; and

(h)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

                In addition to the foregoing, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02, Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 on any Current Report on Form 8-K), prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been issued or that deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

                Not applicable.

Item 5.  Interests of Named Experts and Counsel

                Not applicable.

Item 6.  Indemnification of Officers and Directors

                The Company’s Articles of Incorporation limit the liability of its directors for monetary damages to the fullest extent permissible under California law and authorize the Company to indemnify the directors and officers of the Company to the fullest extent permissible under California law. The Company’s Bylaws authorize the Company to indemnify each of its agents, employees, officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Company. In addition, the Company is required to indemnify such persons in all circumstances in which it is required to do so under Section 317(d) of the California General Corporation Law (“CGCL”).

                Section 317(b) of the CGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

                Section 317(c) of the CGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, except that no indemnification shall be made for any of the following: (1) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

                Section 317(g) of the CGCL provides that the indemnification authorized by Section 317(g) shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to Section 204(a)(11). The indemnification provided by Section 317(g) for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification “in excess of that otherwise permitted by Section 317” or “to the fullest extent permissible under California law” or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitations required by, Section 204(a)(11) and a provision for additional indemnification as referred to in the second sentence of Section 317(g). The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in Section 317(g) shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

                Section 317(h) of the CGCL provides that no indemnification or advance shall be made under this 317(h), except as provided in Section 317(d) or 317(e)(4), in any circumstance where it appears (1) that it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification or (2) that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Item 7.  Exemption from Registration Claimed

                Not applicable.

Item 8.  Exhibits

                The following exhibits are filed as part of this Registration Statement:

EXHIBIT NUMBER	DESCRIPTION
3.1	Amended and Restated Articles of Incorporation
3.2	Bylaws
4.1	2002 Incentive Stock Plan
4.2	Form of Incentive Stock Option Agreement
4.3	Form of Warrant Agreement (filed as Exhibits 4.2 and 4.3 to the Annual Report on Form 10-KSB for the year ended December 31, 2004)*
5.0	Opinion of Berenbaum, Weinshienk & Eason, P.C. as to the legality of the Common Stock being registered.
10.27	Employment Contract between ZAP and Gary Starr
10.28	Employment Contract between ZAP and Steve Schneider
10.29	Employment Contract between ZAP and Max Scheder-Bieschin
10.30	Employment Contract between ZAP and Renay Cude
10.31	Consulting Agreement between ZAP and Marlin Financial Group, Inc.
10.32	Independent Contractor Agreement between ZAP and Ricardo Silva Machado
10.33	Independent Contractor Agreement between ZAP and Alan Weiner
10.34	Consulting Agreement between ZAP and Matthias Heinze
10.35	Fee Letter from Browne Woods & George LLP
23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5.0).
23.2	Consent of Odenberg, Ullakko, Muranishi & Co, LLP.
24	Power of Attorney (included in the signature page).

*	Indicates exhibits incorporated by reference as indicated.

Item 9.  Undertakings

A.            Subsequent Disclosure.

                The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            Incorporation By Reference.

                The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Commission Position On Indemnification.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa, State of California, on February 3, 2006.

ZAP
By: /s/ STEVEN M. SCHNEIDER
Steven M. Schneider Chief Executive Officer

POWER OF ATTORNEY

                KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Schneider and William Hartman, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Date: February 3, 2006	/s/ STEVEN M. SCHNEIDER

Steven M. Schneider Chief Executive Officer (Principal Executive Officer) and Director

Date: February 3, 2006	/s/ WILLIAM HARTMAN

William Hartman Chief Financial Officer (Principal Financial and Accounting Officer)

Date: February 3, 2006	/s/ GARY STARR

Gary Starr Chairman of the Board of Directors

Date: February 3, 2006	/s/ RENAY CUDE

Renay Cude Secretary and Director

Date: February 3, 2006	/s/ LOUIS AULETTA

Louis Auletta Director

Date: February 3, 2006	/s/ GUY FIERI

Guy Fieri Director

Date: February 3, 2006	/s/ MATTHIAS HEINZE

Matthias Heinze Director

Date: February 3, 2006	/s/ VIRGINIA MEDEIROS

Virginia Medeiros Director

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
3.1	Amended and Restated Articles of Incorporation
3.2	Bylaws
4.1	2002 Incentive Stock Plan
4.2	Form of Incentive Stock Option Agreement
4.3	Form of Warrant Agreement (filed as Exhibits 4.2 and 4.3 to the Annual Report on form 10-KSB for the year ended December 31, 2004)*
5.0	Opinion of Berenbaum, Weinshienk & Eason, P.C. as to the legality of the Common Stock being registered.
10.27	Employment Contract between ZAP and Gary Starr
10.28	Employment Contract between ZAP and Steve Schneider
10.29	Employment Contract between ZAP and Max Scheder-Bieschin
10.30	Employment Contract between ZAP and Renay Cude
10.31	Consulting Agreement between ZAP and Marlin Financial Group, Inc.
10.32	Independent Contractor Agreement between ZAP and Ricardo Silva Machado
10.33	Independent Contractor Agreement between ZAP and Alan Weiner
10.34	Consulting Agreement between ZAP and Matthias Heinze
10.35	Fee Letter from Browne Woods & George LLP
23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5.0).
23.2	Consent of Odenberg, Ullakko, Muranishi & Co, LLP.
24	Power of Attorney (included in the signature page).

*	Indicates exhibits incorporated by reference as indicated.